EXHIBIT 99.1

Intelligent Systems Announces Second Quarter 2006 Results

NORCROSS, Ga., Aug. 11, 2006 (PRIMEZONE) -- Intelligent Systems Corporation (AMEX:INS) (www.intelsys.com) announced today its financial results for the second quarter and year-to-date periods ended June 30, 2006.

For the three months ended June 30, 2006, the company recorded revenue of $4,229,000 compared to revenue of $4,662,000 for the same period in 2005. The company reported a net loss for the three-month period in 2006 of $776,000 or $0.17 per basic and diluted share compared to net income of $695,000 or $0.16 per basic share ($0.15 per diluted share) in 2005.

For the six-month period ended June 30, 2006, the company recorded revenue of $9,840,000, a 19 percent increase compared to the same period in 2005. Net loss for the six month period in 2006 was $1,221,000 or $0.27 per basic and diluted share compared to net income of $476,000 or $0.11 per basic share ($0.10 per diluted share) in the six month period in 2005.

In the second quarter and year-to-date periods last year, the company's net income was bolstered by investment income of $914,000 and $1,956,000, respectively, reflecting principally cash distributions from ISC Guernsey, a minority owned entity that realized a significant gain from the sale of stock in a U.K. based company in 2004.

The company's revenue derived from sales of products was lower in both the second quarter and year-to-date periods in 2006 as compared to 2005. In 2006 a significantly higher volume of industrial product sales at the ChemFree subsidiary was offset by fewer software license sales at the company's software subsidiaries. As previously discussed, the company's software license revenue tends to be uneven from quarter to quarter for a number of reasons.

Service revenue which is derived from recurring maintenance and professional services was essentially flat in the three month periods ended June 30, 2006 and 2005 but increased sixty percent in the six month period ended June 30, 2006 compared to the year-to-date period in 2005. The increase is primarily due to the completion of a significant multi-year contract in the first quarter of 2006.

As disclosed in the company's Form 8-K dated August 1, 2006, the company sold its QS Technologies, Inc. operations effective July 31, 2006 for a combination of $1.9 million cash, a promissory note of $1.435 million, the transfer of approximately $1.8 million in net liabilities and potential contingent payments of up to $1.45 million in 2008. The results of operations of QS will not be included in the consolidated financial results of the company after August 1, 2006, although the company will report a gain on the sale transaction in the quarter ended September 30, 2006.

About Intelligent Systems Corporation

For thirty years, Intelligent Systems Corporation (AMEX:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments, principally in the information technology industry. For the periods covered in the financial results reported today, the company's consolidated subsidiaries include VISaer, Inc. (www.visaer.com), QS Technologies, Inc. (www.qsinc.com), CoreCard Software, Inc. (www.corecard.com), (all software companies) and ChemFree Corporation (www.chemfree.com), (an industrial products company.) Further information is available on the company's website at www.intelsys.com, or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise.

                 CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited, in thousands, except share amounts)

                              Three Months Ended     Six Months Ended
                                   June 30,              June 30,
                               2006       2005       2006       2005
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 Revenue
  Products                 $   2,427  $   2,820  $   4,466  $   4,883
  Services                     1,802      1,842      5,374      3,358
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   Total revenue               4,229      4,662      9,840      8,241
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   Total cost of revenue       1,977      1,849      4,631      3,581
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 Expenses
  Marketing                      595        601      1,186      1,142
  General &
   administrative                949        800      2,143      1,759
  Research & development       1,545      1,675      3,245      3,302
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 Loss from operations           (837)      (263)    (1,365)    (1,543)
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 Other income:
  Interest income
   (expense)                     (33)        12        (61)        18
  Investment income                2       914(a)        7    1,956(b)
  Equity in earnings of
   affiliates                     91         19        163         36
  Other income (losses),
   net                             1         13         35         21
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 Income (loss) before
  income tax provision          (776)       695     (1,221)       488
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 Income tax provision             --         --         --         12
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 Net income (loss)         $    (776) $     695  $  (1,221) $     476
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 Basic net income (loss)
  per share                $   (0.17) $    0.16  $   (0.27) $    0.11
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 Diluted net income (loss)
  per share                $   (0.17) $    0.15  $   (0.27) $    0.10
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 Basic weighted average
  shares                   4,478,971  4,478,971  4,478,971  4,478,971
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 Diluted weighted average
  shares                   4,478,971  4,628,183  4,478,971  4,638,043
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 a.  Includes gain of $1.1 million offset by $161,000 write-down.
 b.  Includes gain of $2.1 million offset by $161,000 write-down.

CONTACT:  Intelligent Systems Corporation
          Bonnie Herron
          (770) 564-5504
          bherron@intelsys.com